Exhibit 10.17
OWENS CORNING
DEFERRED COMPENSATION PLAN
(As amended and restated, effective January 1, 2021)

SECTION 1

General
1.1Purpose. The Owens Corning Deferred Compensation Plan (the “Plan”) has been established by Owens Corning (the “Company”) to provide non-employee directors and certain management employees with an opportunity to save in a tax effective manner and thereby aiding in competitively attracting and retaining such non-employee directors and management employees of exceptional ability.
1.2Effective Date. The “Effective Date” of the Plan was January 1, 2007, and is amended and restated, as set forth herein, effective January 1, 2021.
1.3Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties, and may delegate such powers and duties, as set forth in Section 8. Capitalized terms in the Plan shall be defined as set forth in the Plan.
1.4Plan Administrator. The “Plan Administrator” shall be the Committee and/or the persons/individuals to whom administrative duties have been delegated by the Committee.
1.5Plan Year. The term “Plan Year” means the calendar year.
1.6Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Ohio to the extent that such laws are not preempted by the laws of the United States of America.
1.7Number. Where the context admits, words in the singular shall include the plural and the plural shall include the singular.
1.8Notices. Any notice or document required to be filed with the Plan Administrator or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.
1.9Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Plan Administrator at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require. Any elections made online in an electronic format or through an online electronic system established by the Plan Administrator shall be considered to have been made in writing for all purposes under the Plan.
1.10Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
1.11Adjustments. In the event of any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure, the number of shares or representative share equivalents in Participants’ Accounts shall be appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
1.12Intentions. The Plan is intended (a) to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and official guidance issued thereunder, and (b) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
SECTION 2
Participation
2.1Participant. Subject to the terms of the Plan, a director of the Company who is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) and such management level employees as shall be selected by the Committee (each, a “Management Employee”) shall be eligible to make deferrals under the Plan.
2.2Deferral Election. A Non-Employee Director or Management Employee shall become a “Participant” in the Plan by electing to defer payment of all or a portion of his or her Eligible Compensation, as defined below, pursuant to the terms of a “Deferral Election.” Except as provided below, a Participant’s Deferral Election with respect to Eligible Compensation for services to be performed in a Plan Year shall be filed before the end of the preceding Plan Year; provided, however, that the initial Deferral Election of a new Participant may be filed within 30 days after the date on which such individual first became eligible to become a Participant, to the extent permitted under Code section 409A, and shall be applicable only to Eligible Compensation for services to be performed by the Participant after the Deferral Election is filed. To the extent that a Participant is eligible to defer Eligible Compensation that qualifies as “performance-based compensation” under Code section 409A, as determined by the Plan Administrator, Deferral Elections with respect to such performance-based compensation must be filed at least six months prior to the end of the incentive performance period for such compensation, to the extent permitted under Code section 409A. Notwithstanding the preceding sentence, the Plan Administrator may require that, for such performance-based compensation, Deferral Elections must be made during the open enrollment period occurring in the Plan Year prior to the Plan Year in which the performance period ends.
2.3Eligible Compensation. For purposes of the Plan, “Eligible Compensation” for a Plan Year means:
(a)for a Non-Employee Director, the Non-Employee Director’s cash compensation including the cash portion of the annual retainer, the chair retainer and the meeting fees for services performed in such Plan Year; and
(b)for a Management Employee, up to 100% of the Management Employee’s base salary and/or up to 100% of cash incentive compensation for the Plan Year including such payments payable under the Owens Corning Corporate Incentive Plan, the Owens Corning Sales Incentive Plan and the Owens Corning Long-Term Incentive Plan. Notwithstanding the foregoing, the Plan Administrator may limit the total percentage of base salary which may be deferred to less than 100% for purposes of payroll and administrative feasibility.
SECTION 3
Employer Contributions
3.1Restoration of Employer Matching Contributions. Effective for Plan Years beginning on or after January 1, 2014, within 60 days after the end of each Plan Year, the Company shall credit to the Matching Restoration Account (as defined below) of each Participant who is a Management Employee as of the last day of such Plan Year an amount (a “Matching Restoration Contribution”) equal to the excess of:
(i)100% of the sum of (a) the base salary and annual incentive compensation deferred by the Participant and credited to the Participant’s Deferral Account for such Plan Year pursuant to Section 2 of this Plan plus (b) the elective deferrals, other than catch-up contributions, credited to the Participant’s account for such Plan Year under the Owens Corning Savings Plan (the “Savings Plan”), in each case disregarding elective deferrals in excess of 6% of such Participant’s compensation, as defined in the Savings Plan but without regard to the limit imposed under Code section 401(a)(17), over
(ii)the matching contributions allocated to the Participant’s account for such Plan Year under the Savings Plan;
provided, however, that the amounts credited to the Participant’s Matching Restoration Account for any Plan Year pursuant to this Section 3.1 shall not exceed the total employer matching contributions that would be provided under the Savings Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.
3.2Restoration of Profit Sharing Contributions. Effective for Plan Years beginning on or after January 1, 2014, within 60 days after the end of each Plan Year, the Company shall credit to the Profit Sharing Restoration Account (as defined below) of each Participant who is a Management Employee as of the last day of such Plan Year an amount (a “Profit Sharing Restoration Contribution”) equal to the excess of:

(i)2% of the Participant’s compensation for such Plan Year, as defined in the Savings Plan but without regard to the limit imposed under Code section 401(a)(17), over
(ii)the profit sharing contribution allocated to such Participant’s account for such Plan Year under the Savings Plan.
3.3Make-Up Contributions. Effective for Plan Years beginning on or after January 1, 2014, within 60 days after the end of each Plan Year, the Company shall credit to the Make-Up Account (as defined below) of each Participant who is a Management Employee as of the last day of such Plan Year an amount (a “Make-Up Contribution”) equal to 6% of the amount of the base salary and annual incentive compensation credited to the Participant’s Deferral Account for such Plan Year under Section 2 of this Plan. Such Make-Up Contribution is intended to make the Participant whole for the reduction in the Participant’s compensation under the terms of the Savings Plan due to the elective deferrals elected by the Participant under Section 2 of this Plan.
SECTION 4
Plan Accounting
4.1Deferred Compensation Accounts. Accounts shall be established on behalf of each Participant, which shall consist of the following subaccounts (collectively, the “Accounts”):
(a)A Deferral Account shall be maintained on behalf of each Participant for each Plan Year (referred to herein as a “class year”) for which the Participant makes a Deferral Election, which shall be credited with the amount which would have been paid to the Participant as Eligible Compensation for such class year if it had not been deferred during such class year. Such crediting shall occur as of the date on which the Eligible Compensation would have been paid to the Participant if it had not been deferred. A Participant shall at all times be 100% vested in any amounts credited to his or her Deferral Account for each such class year.
(b)A Matching Restoration Account shall be maintained on behalf of each Participant for each class year in which a Matching Restoration Contribution is credited to such Participant’s Account pursuant to Section 3.1. Such crediting shall occur within 60 days after the last day of the Plan Year to which the Matching Contribution applies. Subject to Section 5.10, a Participant shall at all times be 100% vested in any amounts credited to his or her Matching Restoration Account for each such class year.
(c)A Profit Sharing Restoration Account shall be maintained on behalf of each Participant for each class year in which a Profit Sharing Restoration Contribution is credited to such Participant’s Account pursuant to Section 3.2. Such crediting shall occur within 60 days after the last day of the Plan Year to which the Profit Sharing Restoration Contribution applies. Subject to Section 5.10, a Participant shall at all times be 100% vested in any amounts credited to his or her Profit Sharing Restoration Account for each such class year.
(d)A Make-Up Account shall be maintained on behalf of each Participant for each class year in which a Make-Up Contribution is credited to such Participant’s Account pursuant to Section 3.3. Such crediting shall occur within 60 days after the last day of the Plan Year to which the Make-Up Contribution applies. Subject to Section 5.10, a Participant shall at all times be 100% vested in any amounts credited to his or her Make-Up Account for each such class year.
4.2Adjustment of Accounts. The Accounts of a Participant shall be adjusted from time to time in accordance with procedures established by the Committee to reflect the increase or decrease in value from the investment funds to which the Participant’s Accounts are allocated. Each such account may be allocated to one or more investment funds. Investment funds may include a fund indexed to the value of Owens Corning common stock and any such other investment options that the Committee specifies from time to time. To the extent and in the manner permitted by the Committee, the Participant may elect to have different portions of his or her Account balances adjusted for any period on the basis of different investment elections made with respect to the Account for each class year. Notwithstanding the election by Participants of certain investments as described herein and the adjustment of their Accounts based on such investment decisions in accordance with uniform rules established by the Committee, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants. Such investment options may, at the discretion of the Committee be representative or hypothetical for purposes of the Plan. If no investment election has been made by the Participant, a Participant’s Accounts shall be credited to a default investment fund as established from time to time by the Committee.
4.3Statement of Accounts. As soon as practicable after the end of each Plan Year, and at such other times as determined by the Committee, the Company shall provide each Participant with a statement of the transactions in the Participant’s Accounts during that Plan Year and the Participant’s Account balance as of the end of the Plan Year. Alternatively, Account statements, transaction information and Account balance information shall be made available and accessible to Participants online through an electronic system established by the Plan Administrator.
SECTION 5
Distributions
5.1General. Subject to this Section 5 and Section 6 (relating to distributions upon a change in control), the balance of each of a Participant’s Accounts shall be distributed upon the Participant’s “separation from service” (as defined under Code section 409A) with the Company if they are an employee or as a member of the Board of Directors if they are a Non-Employee Director, or upon the commencement date as elected by the Participant in the Participant’s “distribution election” (as defined below) with respect to such Account. All such distributions shall commence and be made in compliance with Code section 409A and applicable regulations thereunder. Distribution shall be made in either (i) a single lump sum, (ii) in annual installments over 5 or 10 years or (iii) effective for amounts deferred in Plan Years beginning on or after January 1, 2014, in annual installments of a specified dollar amount (until the remaining balance of the amount subject to such election is less than such specified amount, following which the final installment shall be equal to such remaining balance), as elected by the Participant in the Participant’s Distribution Election. Notwithstanding anything in this Plan or any Agreement to the contrary, distributions made on account of the death of the Participant shall be in the form of a lump sum. If no election is made with respect to an Account the default form of distribution shall be a single lump sum payment.

Notwithstanding the foregoing, distributions may not be made upon the separation from service of a Participant who is a “specified employee” (as defined in Code section 409A) before the date which is six months after the date of such Participant's separation from service (or, if earlier, the date of death of the Participant). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s separation from service (or, if earlier, the first day of the month after the Participant’s death).
5.2Distribution Election. A Participant’s Deferral Election shall specify the number or dollar amount of payments in which the Participant’s Account with respect to the class year to which the Deferral Election relates shall be distributed and shall specify the commencement date for distribution of the deferred amounts (a “Distribution Election”). A Participant’s Distribution Election may independently specify either or both of the following: (i) a specific distribution commencement date, and/or (ii) distribution commencing upon the Participant’s separation from service or a specified anniversary of the Participant’s separation from service; provided that a Participant may elect to receive a distribution of his or her Matching Restoration Account, Profit Sharing Restoration Account and Make-Up Account only upon the Participant’s separation from service or a specified anniversary of such separation from service. Where a Participant has selected both a specific distribution date and distribution upon separation from service or an anniversary of such separation from service, the distribution shall commence upon the first such date to occur. A Participant’s Distribution Election may only be changed, subject to the following:
(a)Any such change in a Participant’s Distribution Election will not take effect until at least 12 months after the change is made;
(b)Payments under the changed Distribution Election may not begin until at least 5 years after the date when payments would otherwise have begun; and
(c)Any such change in a Participant’s Distribution Election must be made at least 12 months before the date distribution was scheduled to commence; and
(d)There shall be no more than two changes allowed to the Distribution Election applicable to any given class year.
(e)Participants shall be permitted to elect to change their Distribution Election as set forth above to further delay the deferred distribution date as specified in their Distribution Election. To be effective, an election to further delay the deferred distribution date must otherwise meet the requirements of this Section 5.2(a)-(d).
5.3Cash-out of Small Accounts. Notwithstanding the date or form of payment elected by a Participant and to the extent permitted by Code section 409A without penalty or interest, if the vested balance of a Participant’s entire Account is less than or equal to the then-applicable limit under Code section 402(g) ($17,500 for 2013) as of the last day of any Plan Year ending upon or following such Participant’s separation from service, such Account shall be paid to such Participant in a lump sum within 60 days after such date.
5.4Medium of Payment. All distributions from Participants’ Accounts shall be distributed by the Company in cash only.

5.5Beneficiary. Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form of a lump sum payment, determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require. A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before the Participant or before complete payment of the Participant’s benefits, the remaining unpaid amounts shall be paid, in a lump sum, to the legal representative or representatives of the estate of the last to die of the Participant and the Participant’s designated beneficiary.
5.6Distributions to Disabled Persons. Notwithstanding the provisions of this Section 5, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage such individual’s financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such individual for such individual’s benefit until claim is made by a conservator or other person legally charged with the care of such individual’s person or estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefit under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of such individual’s person or estate.
5.7Benefits May Not be Assigned. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.
5.8Effect of Taxation. If a portion of a Participant's Account balances is includible in income as a result of the Plan’s failure to meet the requirements of Code section 409A, such portion shall be distributed immediately to the Participant.
5.9Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed to the extent that the Committee reasonably anticipates the making of the payment would violate Federal securities laws or other applicable law, provided, that any payment subject to this subsection 5.9 shall be paid in accordance with Code section 409A.
5.10Breach of Covenants.  If a Participant breaches any non-competition, non-disclosure, non-solicitation or similar obligation with the Company or is terminated by the Company for Cause, then all amounts contributed by the Company under this Plan (other than amounts deferred at the election of the Participant pursuant to Section 2.2), including Matching Restoration Contributions, Profit Sharing Restoration Contributions and Make-Up Contributions, and any earnings with respect to such contributions, shall be forfeited by the Participant.  For purposes of this Plan, “Cause” shall have the meaning set forth in any employment agreement between the Company and the Participant or, if such term is not defined in any such employment agreement, “Cause” shall mean the Participant’s (i) conviction of any felony or failure to contest prosecution of a felony, (ii) willful misconduct or dishonesty that is harmful to the Company’s business or reputation or (iii) serious violation of the Company’s Business Code of Conduct.
SECTION 6
Change in Control
6.1In the event of a “change in control” (as defined in subsection 6.2 below), the balance of each of a Participant’s Accounts shall be distributed in an immediate lump sum payment upon the “payment date” (as defined below); provided that such change in control also qualifies as a “change in control event” as described in IRS regulations under Code section 409A. Such distribution shall be made to the Participant regardless of any elections providing for later distribution that may otherwise be applicable under the Plan. The “payment date” upon a change in control will be within 30 days following the change in control.
6.2A “change in control” shall have the same meaning as set forth in the Owens Corning 2019 Stock Plan. In all cases, a change in control under this section of the Plan shall be interpreted and administered in compliance with the terms and provisions of Code section 409A and regulations thereunder.
SECTION 7
Source of Benefit Payments

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.
SECTION 8
Committee
8.1Powers of Committee. Responsibility for the day-to-day administration of the Plan shall be vested in the “Plan Administrator,” which shall be the Committee. The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

8.2Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
8.3Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to a Participant’s membership on the Board shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.
8.4Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such individual’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 9
Claims for Benefits.
9.1Filing a Claim. A Participant or his or her authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
9.2Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
9.3Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:
(a)the specific reason or reasons for the denial;

(b)specific reference to pertinent Plan provisions on which the denial is based;
(c)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
9.4Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his or her duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his or her request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
9.5Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(a)the specific reason or reasons for the adverse determination;
(b)specific reference to pertinent Plan provisions on which the adverse determination is based;
(c)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(d)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.
9.6Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
9.7Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
SECTION 10
Amendment and Termination
The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), subject to the following:
(a)Subject to the following provisions of this Section 10, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.
(b)The Committee may revoke the right to continue to defer Eligible Compensation under the Plan; provided that no such revocation shall apply mid-year to the Eligible Compensation of any Participant in the Plan Year such revocation is adopted. To the extent that the revocation is adopted by the Committee after the beginning of a Plan Year, the revocation shall apply commencing for the following Plan Year.
(c)Upon termination of the Plan, no further deferrals of Eligible Compensation shall be permitted; however, earnings, gains and losses shall continue to be credited to Accounts in accordance with Section 4 until the Account balances are fully distributed.
(d)The Plan may not be amended to delay the date on which benefits are otherwise payable under the Plan without the consent of each affected Participant and subject to restrictions on such delays under Code section 409A as set forth in subsection 5.2 above.
(e)Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 5, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

(f)The Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Committee under this Section 10. The Committee may delegate the authority to amend or restate the Plan as it deems necessary or appropriate.
* * *
By virtue and in exercise of the amending power reserved to the Company by Section 10 of the Plan and designated to the undersigned officer of the Company by resolution of the Company's Board of Directors, the Plan is hereby amended and restated in its entirety, effective January 1, 2021 (unless otherwise indicted), as reflected in this document entitled "Owens Corning Deferred Compensation Plan (As amended and restated, effective January 1, 2021)."
The Company has caused the aforementioned amendment and restatement to be executed on its behalf by the undersigned duly authorized officer this 18th day of December, 2020.

Owens Corning

By

/s/ Paula J. Russell
    Paula J. Russell
    Senior Vice President, Chief Human Resources Officer